Exhibit 5.1

                                  May 19, 2009



EastGroup Properties, Inc.
190 East Capitol Street, Suite 400
Jackson, Mississippi 39201

          Re: Up to 1,600,000 shares of Common Stock, $0.0001 par value per share, to be offered pursuant to the Sales Agency Financing Agreement

Ladies and Gentlemen:

     We are acting as counsel for EastGroup Properties, Inc., a Maryland corporation (the "Company"), in connection with the issuance and sale of up to 1,600,000 shares of Common Stock, $0.0001 par value per share, of the Company (the "Shares") pursuant to the Sales Agency Financing Agreement, dated as of May 19, 2009 (the "Agreement"), by and between the Company and BNY Mellon Capital Markets, LLC. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Act") in accordance with the terms of the Agreement.

     We have examined the Agreement, the Company's Registration Statement on Form S-3 (File No. 333-134959) (the "Registration Statement") and the Company's Prospectus Supplement dated May 19, 2009 with respect to the Shares and we are familiar with the documents referred to therein and incorporated therein by reference. We have also examined the Company's Articles of Incorporation, as amended, and Bylaws, as amended, such records of proceedings of the Company as we deemed material, and such other proceedings of the Company as we deemed necessary for the purpose of this opinion.

     We have examined the proceedings  heretofore taken and we have assumed that
(i) the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Agreement will be in full force and effect at all times at which the Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions and (ii) each issuance of Shares by the Company under the Agreement will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors. Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company will be, when issued and paid for pursuant to the Agreement, the Registration Statement and the Prospectus Supplement, duly authorized for issuance by all necessary corporate action and, upon the issuance thereof in accordance with their terms, the Shares will be legally issued, fully paid and non-assessable.

EastGroup Properties, Inc.
May 19, 2009
Page 2

     We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and to all references to our firm in the Prospectus Supplement.

                                   Very truly yours,

                                    /s/ Jaeckle Fleischmann & Mugel, LLP